Exhibit 10.28

Robert W. Baird & Co.

Pre-Programmed Corporate Stock Repurchase Plan

COMPANY’S NAME (the “Corporation”): Cambium Learning Group, Inc.		CONTACT’S E-MAIL: brad.almond@cambiumlearning.com
CORPORATION CONTACT: Brad Almond		CONTACT’S PHONE: 214-932-3208
CORP’S BAIRD ACCOUNT NO.:	☐☐☐☐ – ☐☐☐☐	CORPORATION’S TRADING SYMBOL: ABCD

The following are the Corporation’s advance instructions authorizing and directing Robert W. Baird & Co. (“Baird”) to purchase shares of common stock in the Corporation (“Shares”) for the Corporation’s Baird account set forth above pursuant to the Pre-Programmed Corporate Stock Repurchase Plan (“Plan”) set forth below:

1.

Plan Term. Subject to the other terms and conditions of this Plan, the Corporation authorizes and directs Baird to repurchase Shares for the Corporation’s Baird account during the following time period (complete start date and end date):

From and starting on July 5, 2012 to and including May 31, 2013 (the “Term”).

2.

Trade Date(s). Subject to the other terms and conditions of this Plan, the Corporation hereby authorizes and directs Baird to repurchase Shares for the Corporation’s Baird account on or at the following dates or times during the Term set forth above (check and complete all applicable boxes) (each, a “Trade Date”):

☐	Specific date(s): .
☐	Subject to the formula set forth below.
☑	Any date during the Term that the Shares are trading below the per share price ceiling set forth below.

3.

Price Limit. Subject to the other terms and conditions of this Plan, the Corporation hereby authorizes and directs Baird to repurchase Shares for the Corporation’s Baird account, subject to the following price limit(s) (check and complete all applicable boxes):

☑	Per share price ceiling (maximum per share price, excluding brokers’ commissions and transaction fees): $ 1.75.
☐	Pursuant to the formula set forth below.

4.

Amount Limit. Subject to the other terms and conditions of this Plan, the Corporation hereby authorizes and directs Baird to repurchase Shares for the Corporation’s Baird account, subject to the following amount limitation(s) (check and complete all applicable boxes):

☐	Maximum number of Shares: .
☑	Maximum dollar value of Shares (excluding brokers’ commissions and transaction fees): $ 5,000,000.
☑	Daily limit of 25% of trading 20 day average.

5.

Repurchase Formula: Subject to the other terms and conditions of this Plan, the Corporation hereby authorizes and directs Baird to repurchase Shares for the Corporation’s Baird account pursuant to the following formula or directions (attach further specific directions, if necessary):

The Corporation understands and agrees that, upon Baird’s receipt of this executed Plan (and any other documents that Baird may require), Baird is hereby authorized and directed to use its discretionary authority to purchase Shares on behalf of the Corporation according to the Plan set forth above and that, unless a duly authorized representative of the Corporation revokes or modifies this Plan in writing delivered to Baird at least three (3) days prior to the next scheduled Trade Date otherwise designated above, purchases of Shares under this Plan will be executed by Baird in its discretion without prior consultation with or notice to the Corporation. Any duly authorized representative of the Corporation has the right to cancel any otherwise scheduled repurchase of Shares in writing delivered to Baird at least three (3) days prior to the next scheduled Trade Date otherwise designated above, but that any such cancellation will result in the termination of the Plan set forth above. If any of the Corporation’s instructions set forth above result in conflicting, ambiguous or confusing directions, the Corporation hereby authorizes and directs Baird to use its discretion to effect whichever instructions of the Corporation set forth above it so determines. Baird will use its commercially reasonable best efforts to repurchase the Corporation’s Stock under the Plan in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Corporation understands and agrees that any Share purchases pursuant to the Plan are not exempt from, and that the Corporation must comply with, all otherwise applicable securities laws and regulations.

On behalf of the Corporation, the undersigned duly authorized officer thereof, hereby represents to, and agrees with, Baird as follows:

•

The Corporation will ensure that, without advance notice or request from Baird, the Corporation’s Baird account set forth above will contain sufficient cash balances upon settlement date of the shares purchased to cover the entire purchase price for all Shares purchased for the Corporation’s account pursuant to the above Plan, together with all brokerage commissions and transaction costs. If the Corporation’s account does not contain sufficient immediately available funds to timely satisfy such purchase and payment obligations, Baird is hereby authorized and directed to, in its discretion, sell other securities held in the Corporation’s account to satisfy such purchase obligations or to not effect or cancel any purchases of Shares and/or terminate this Plan.

•

I am a duly authorized officer of the Corporation with the full power and authority to enter into a legally binding contract on behalf of the Corporation to effect the purchase of Shares on behalf of the Corporation pursuant to the Plan.

•	As of the date hereof, after due inquiry, I am not aware of any undisclosed material information about the Corporation.
•	I, or another duly authorized representative of the Corporation, will notify Baird in writing of any planned distributions of Shares by the Corporation that may occur during the term of the Plan.
•

The Corporation will indemnify and hold harmless Baird from and against any losses incurred by, claims made or actions brought against, Baird arising out of the breach of any of the Corporation’s agreements or representations set forth in this Plan.

Corporation Name: Cambium Learning Group, Inc.	Date: 6/5/2012
By: /s/ Brad Almond
Print Name and Title: Brad Almond, CFO

Robert W. Baird & Co. Member SIPC. First Use: 04/2008